EXHIBIT 10.22

                                 PROMISSORY NOTE

$100,000.00                                                      October 5, 2004

ULTRASTRIP SYSTEMS, INC., a Florida corporation ("Maker") (Maker and each endorser, surety or guarantor, are collectively herein called "Obligor"), promises to pay to the order of Dennis and JACQUELINE MCGUIRE, ("Lender"; Lenders and each and all subsequent holders of this note are included in the terms "Holder"), at 3231 SE St. Lucie Blvd., Stuart, FL 34996 (or at such other place as the Holder hereof may designate), the sum of ONE HUNDRED THOUSAND AND 00/00 DOLLARS ($100,000.00) with interest at the Applicable Interest Rate, as defined below. Interest on principal will accrue at the Applicable Interest Rate from October 5, 2004 at the rate of 1/360th of annual interest for each day that principal is outstanding; provided, however, in no event shall interest be due at a rate in excess of the maximum permissible legal rate.

 Principal and interest shall be payable as follows:

         a. The entire outstanding principal balance of the note and interest shall be due and payable in full on or before November 5, 2004 (the "Maturity Date"). It is the intent of this agreement to transfer the principal loan amount to the financing package being prepared by Kirkpatrick & Lockhart pursuant to the rough draft document dated September 28, 2004 and attached as Exhibit "A".

         b. The "Applicable Interest Rate" shall be six percent (6%) per annum.

         c. This note may be prepaid at any time in whole or in part, without premium or penalty.

As used in this instrument, the term "Obligations" shall refer to the indebtedness represented by this note and all modifications, renewals and substitutions hereof.

The happening of any of the following events shall constitute a default hereunder: (1) failure of Obligor to pay in full when due any indebtedness, obligation, or liability to the Holder whatsoever, or any installment thereof or interest thereon; (2) failure of Obligor to perform any agreement hereunder; (3) the Holder learns that any warranty, representation, certificate or statement of Obligor (whether contained in this note or not) pertaining to or in connection with this note or the loan or credit evidenced by this note, is not true; (4) Obligor becomes insolvent or any insolvency proceedings (as said terms "insolvent" and "insolvency proceedings" are defined in the Uniform Commercial Code of Florida) are instituted or made by or against Obligor, or application is made for the appointment of a receiver for Obligor or for any of the assets of Obligor; (5) the entry of a judgment against Obligor; (6) the issuing of any levy, attachment or garnishment, or the filing of any lien against any property of Obligor; or (7) the dissolution, merger, consolidation, or reorganization of Obligor.

Upon the happening of any default as defined herein the entire amount of this note remaining unpaid, shall, at the option of the Holder and without notice or demand, become due and payable forthwith or thereafter. In the event of any default hereunder, after deducting any paid and unaccrued or paid and unearned interest from the principal balance then due, the then unpaid principal balance hereof and any accrued and unpaid interest shall bear interest from the time of such default at the maximum legal rate permissible (the "Default Rate"), and, regardless of the payment terms of the note, and all unpaid interest from the time of such default may be compounded on a monthly basis, the first such

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compounding to be made 30 days after the default and, thereafter, on the same date of each subsequent month until all Obligations have been paid in full. In no event and under no circumstances shall there be due hereunder, nor shall the Holder be entitled hereunder to receive at any time, any charges not allowed or permitted by law or any interest or interest rate in excess of the maximum allowed by law. In the event that the amount of any charge or payment due hereunder shall create or shall be deemed to create an interest charge in excess of the maximum permissible legal rate, then the charge of any such excess amount shall be deemed unenforceable and void and its collection shall be waived, without affecting the remainder of the Obligations evidenced hereby, and any such excess amount which may have been paid to the Holder shall be refunded.

In the event the Holder shall be required at any time to pay documentary stamp tax, intangible tax, or other taxation with respect to all or part of the Loan or any other transaction contemplated or evidenced by this note, the Obligor shall reimburse the Holder immediately for all such costs, including any interest and penalties with respect thereto.

With respect to any and all Obligations, the Obligor waives the following: (1) demand, presentment, protest, notice of dishonor, suit against any party and all other requirements necessary to charge or hold Obligor liable on any Obligation;
(2) any further receipt for or acknowledgment of the Collateral now or hereafter deposited or statement of indebtedness; (3) the right to interpose any set-off or counterclaim of any nature or description in any litigation in which the Holder and Obligor shall be adverse parties. The Obligor agrees that any Obligations of Obligor may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, discharged or released by the Holder, all without notice to or further reservations of rights against Obligor and all without in any way affecting or releasing the liability of Obligor. The Obligor agrees to pay all taxes and assessments levied on or with respect to the Obligations, this note, including but not limited to intangible and documentary stamp taxes, and all filing fees and taxes and all costs of collecting or securing or attempting to collect or secure any Obligations, including attorneys' fees, whether or not involving litigation and/or appellate proceedings.

The Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid, unless in writing and signed by the Holder. All rights and remedies of the Holder under the terms of this note and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. The Obligor agrees that the Holder shall be entitled to all the rights of a holder in due course of a negotiable instrument. This note shall be governed by and construed in accordance with the laws of the State of Florida. Any provision of this note, which may be unenforceable or invalid under any law, shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof. Any notice required to be given to any person shall be deemed sufficient if mailed, postage prepaid, to such person's address as it appears on this note, or, if none appears, to any address in the Holder's files. The Holder shall have the right unilaterally to correct patent errors in this note and to fill in any blank spaces herein so as to conform to the terms upon which the loan evidenced hereby is made.

The Obligor shall be liable for all indebtedness represented by this note and have subscribed their names hereto without condition that anyone else should sign or become bound hereon and without any other condition whatever being made. The provisions of this note are binding on the heirs, executors, administrators, assigns and successors of Obligor and shall inure to the benefit of the Holder, its successors and assigns. This note is executed under the seal of the Obligor.

This promissory note constitutes and evidences the complete understanding between the Holder and the Obligor. All prior and contemporaneous discussions between the Holder and the Obligor, including all

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representations and promises by the Holder, whether oral or written, concerning the Obligations, are included in and merged in this note. Any modification thereof hereafter which is not in writing and signed by the Holder and the Obligor shall be void, except that the Holder may in its sole discretion extend the maturity of the loan evidenced by this note for a term specified in a written notification mailed to the Obligor at its address shown on the Holder's records. The Holder may rely on the information, instructions, or other communications (including requests for and directions concerning loan advances) given to the Holder by the Obligor.

Notwithstanding anything herein to the contrary, Holder agrees, by acceptance of this note, to forbear acceleration of the unpaid principal balance hereof (a) for a period of 10days for the failure of the Obligor to make a payment when due hereunder. Such forbearance shall not deny or in any way mitigate the occurrence of a default, unless the Obligor, within the applicable forbearance period, cures such default to Holder's satisfaction, in which event the Loan shall thereupon be reinstated and restored to good standing in all respects, including the interest rate hereon, effective as of the date of the default.

No invalid provision of this note shall affect or impair any other provision. Maker and Obligor acknowledge receipt of a completed copy of this Note.

THE OBLIGOR AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER, EACH HEREBY WAIVES (1) ALL RIGHTS TO RELY ON OR ENFORCE ANY ORAL STATEMENTS MADE PRIOR TO, CONTEMPORANEOUSLY WITH OR SUBSEQUENT TO THE SIGNING OF THIS PROMISSORY NOTE; AND
(2) THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROMISSORY NOTE, OR WITH RESPECT TO DEALINGS BETWEEN THE HOLDER AND THE OBLIGOR CONCERNING ANY COURSE OF CONDUCT, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER TO PROVIDE CREDIT TO THE OBLIGOR.

Lender                                           UltraStrip Systems, Inc.
                                                 ------------------------


________________________                         _____________________________
Dennis McGuire                                   Stephen R. Johnson, President

________________________
Jacqueline McGuire

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EXHIBIT A
---------

CONFIDENTIAL DRAFT (9/28/04) - FOR DISCUSSION
[REVISED PER MCGUIRE COMMENTS]

                            ULTRASTRIP SYSTEMS, INC.

                      UNSECURED BRIDGE NOTES WITH WARRANTS
                      ------------------------------------

New Security:                 Unsecured Bridge Notes due November 1, 2005 with
                                    attached warrants.

Principal Amount:             Up to $5 million.

Use of Proceeds:                    To fund operating and working capital needs
                                    of UltraStrip in accordance with its
                                    strategic plan, including formation of
                                    strategic and marketing joint ventures in water filtration, auto stripping, and ship maintenance, and to pursue actively a "Liquidity Event" in next 12 months.

Minimum Purchase:             Minimum individual purchase of $100,000 by
                                    "accredited investors" in an exempt private placement. Payment by cash or tender of existing demand indebtedness owed to the investor.

                              The McGuire's, founders of the Company, have committed to purchase for cash $500,000 principal amount of the new Notes and to tender existing indebtedness in the amount of $800,000 for a like amount of new Notes.

Interest:                     Interest would accrue on the unpaid principal
                                    amount of the Note at the rate of 5% per annum.

Maturity:                     November 1, 2005.

Collateral:                   None.

Covenants:                    None.

Prepayment:
   Optional:                  The Notes together with any accrued but
                                    unpaid interest may be prepaid at any time for cash, subject to the right of holders of the Notes to convert into shares of common stock of the Company prior to any optional repayment.

   Mandatory:                 The Notes together with any accrued but unpaid
                                    interest would be subject to mandatory
                                    prepayment in full upon a Liquidity Event.

Conversion:                    Each holder of the Notes is entitled to
                                    convert, at any time, the principal amount of the outstanding Notes held by such investor at the conversion rate of $1.25 per share of common stock. For example, a holder of $100,000 principal amount of Notes would upon conversion receive 80,000 shares of common stock.

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

Liquidity Event:              A Liquidity Event will be deemed to occur upon

                                    a "person" or "group" within the meaning of the Securities Exchange Act of 1943 becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of capital stock of the Company representing more than 20% of the voting power of such capital stock through (i) a public offering of capital stock of the Company ("IPO"), or
                                    (ii) a sale of all or substantially all of the assets of the Company (except tofor transfers of assets to one or more joint ventures as part of Company's strategic plan), or (iii) a sale, merger or business combination of the Company where the Company is not the surviving corporation.

Warrants:                     The Notes will contain attached Warrants to
                                    acquire common stock of the Company. Each holder of Notes, at the date of their original issue, will be entitled to receive, for every dollar in principal amount of Notes, Warrants to purchase for cash two shares of Company common stock, one share at an exercise price of $1.00 per share and a second share at an exercise price of $1.25 per share. Holders of Warrants will be entitled to exercise all or a portion of their Warrants at any time prior to the fifth anniversary of the date of issue of the Warrants. The Warrants will contain customary anti-dilution protection consistent with the terms in the existing Warrant Agreement dated as of June 30, 2004 with respect to outstanding warrants to purchase common stock.


Registration Rights:          In connection with any future public offering
                                    by the Company, "piggyback" registration rights, on customary terms, relating to a sale of common stock issued to holders of Notes and Warrants upon their conversion.

Conditions:                   1.    Customary documentation to reflect terms
                                    of Notes and Warrants.

                              2. Minimum cash proceeds from sale of Notes of $[2.0] million.

                              3.    Approval by Board of Directors of the
                                    Company.

                              [4. Extension of maturity date of existing debt, in the principal amount of $1.2 million held by Eugene Rainis on mutually acceptable terms.]

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